Exhibit 99.1
Delaware Court of Chancery Awards Damages and Other Relief to Encompass Health
and Enhabit for Misconduct by April Anthony, Other Former Officers, and Private Equity
Firms Vistria Group and Nautic Partners
BIRMINGHAM, ALA. & DALLAS, TX –December 4, 2024– On Monday, Encompass Health and Enhabit won their lawsuit in the Delaware Court of Chancery related to breaches of fiduciary duty by April Anthony, Luke James, and Chris Walker while they served as the senior officers at Encompass Health’s former home health and hospice division, which is now Enhabit. The Court awarded judgment against private equity firms Vistria Group and Nautic Partners and the home health and hospice business now known as VitalCaring Group for aiding and abetting “the egregious breaches of the duty of loyalty” by Anthony, James, and Walker.
The case was the subject of a 7-day trial in December 2023. After considering “the damning record presented at trial,” the Court found that, while employed by Encompass Health, Anthony, James, and Walker usurped acquisition opportunities falling within Encompass Health’s line of business, used Encompass Health’s confidential information, and swayed key Encompass Health employees to join them with the promise of equity in the home health and hospice competitor that Anthony now heads. The Court noted that Anthony, James, Walker, and the private equity defendants took “great pains” to hide their misconduct, going so far as to secretly exchange diligence materials about acquisition targets for the new venture. The Court determined that VitalCaring Group, Anthony’s new company, is “the result of this deceit.”
In addition to finding breaches of fiduciary duty by Anthony and the other two former Encompass Health officers, the Court also found that “with full awareness that their actions were wrong,” Vistria and Nautic and two of their principals, David Schuppan and Christopher Corey, “drove the fiduciaries’ efforts to covertly siphon opportunities, information, resources, and employees from Encompass.”
As a remedy for these actions, the Court of Chancery imposed a constructive trust entitling Encompass Health and Enhabit to receive 43 percent of VitalCaring Group’s profits, to be paid quarterly, and 43 percent of the exit proceeds if and when VitalCaring Group is sold. The Court also awarded mitigation damages in the amount of approximately $1.62 million, and awarded attorneys’ fees based on the defendants’ bad faith efforts to conceal their misdeeds, which included falsifying records, deleting evidence, and “manipulating communications through lawyers.”
Encompass Health and Enhabit launched the litigation to protect the interests of their stockholders in the wake of the illegal and outrageous conduct of Anthony and the other former officers. Encompass Health and Enhabit believe the broader investing public will also benefit from the Delaware Court of Chancery’s clear message that intentional breaches of fiduciary duty and self-dealing by corporate officers will have severe consequences. Those self-dealing officers and their co-conspirators will not be permitted to benefit themselves at the expense of a corporation’s stockholders.
The defendants in the case who were found liable include Walker, The Vistria Group, Vistria Fund III, Vistria senior partner David Schuppan, Nautic Partners, Nautic Partners IX, Nautic managing director Christopher Corey, and the holding company that owns VitalCaring Group.
About Encompass Health
Encompass Health (NYSE: EHC) is the largest owner and operator of rehabilitation hospitals in the United States. With a national footprint that includes 166 hospitals in 38 states and Puerto Rico, the Company provides high-quality, compassionate rehabilitative care for patients recovering from a major injury or illness, using advanced technology and innovative treatments to maximize recovery. Encompass Health is ranked as one of Fortune's World’s Most Admired Companies and Becker’s Hospital Review’s 150 Top Places to Work in Healthcare. For more information, visit encompasshealth.com, or follow us on our newsroom, Twitter, Instagram and Facebook.

About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (NYSE: EHAB) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 256 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as those relating to the likelihood, timing and allocation of any monetary remedies recovered by Encompass Health and Enhabit, are forward-looking statements. In addition, Encompass Health or Enhabit may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date made, and neither Encompass nor Enhabit undertakes a duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, an appeal of the verdict by the defendants and any related adverse appellate decision; the financial position of the defendants to the extent it may limit the timeliness or ability of the defendants to deliver any monetary remedy awarded, including future profits and exit proceeds, if any, to be delivered through the constructive trust ordered by the court; and other factors which may be identified from time to time in Encompass Health’s or Enhabit’s SEC filings and other public announcements, including in the Forms 10‑K for the year ended Dec. 31, 2023 and Forms 10‑Q for the quarters ended Mar. 31, 2024, Jun. 30, 2024, and Sept. 30, 2024 for either Encompass Health or Enhabit.
Encompass Health contacts:
Media: Polly Manuel | 205 970-5912
polly.manuel@encompasshealth.com
Investor Relations: Mark Miller | 205 970-5860
mark.miller@encompasshealth.com
Enhabit contacts:
Media: Erin Volbeda | 972 338-5141
media@ehab.com
Investor Relations: Jobie Williams | 469 860-6061
investorrelations@ehab.com